MobilePro Corp
6701 Democracy Blvd.
Suite 300
Bethesda, MD 20817

PRESS RELEASE
FOR RELEASE Wednesday, December 28, 2005, 12:00 p.m.

MobilePro Announces Corporate Restructuring, Management Changes, and New VOIP Initiative
Company Expects Up to $5 million in annualized cost savings

Bethesda, MD, December 28, 2005 -- MobilePro Corp. (OTC Bulletin Board: MOBL), a broadband telecommunications services company, announced today that it has completed the first phase of a restructuring initiative designed to better integrate the company’s 20 acquisitions into a single unified company and generate up to $5 million in annualized cost savings.

“The company, previously organized along product lines, is being reorganized along functional lines to better reflect the company’s strategy of bundling voice and data products on the same customer bill,” said Jim Magruder, Executive Vice President in charge of integration. “We expect to see approximately $1 million in annualized cost savings out of phase one and are targeting an additional $4 million in annualized cost savings out of phase two which we expect to complete by the end of our fiscal year, March 31, 2006. Our goal is to have faster response times, a broader range of product offerings to all our customers and a more cohesive, integrated organization that will enable us to manage our company more effectively. We also will be developing some latent existing assets so that MobilePro can become a facilities based provider of wholesale and retail VOIP services.”

Tom Mazerski, President of CloseCall America, will head the new retail and customer service unit as an Executive Vice President of MobilePro, Lisa Bickford will be Vice President of Operations for the Network division and John von Harz and Martin Levetin will be jointly responsible for Neoreach Wireless. Jack Beech has been appointed to a new position, Vice President of Technology and Bruce Sanguinetti has decided to pursue other interests, effective as of December 31. Geoff Amend remains General Counsel, Kurt Gordon remains Chief Financial Officer, Doug Bethell continues to run AFN, Jerry Sullivan still leads Kite Broadband and Tammy Martin has added the MobilePro title of Vice President of Administration to her current responsibilities.

As part of the restructuring, the company expects to take a non-cash charge against goodwill for the quarter ended December 31. “Given our restructuring, we are taking a fresh look at the goodwill on our balance sheet and expect that we will take a non-cash charge in the $3-5 million range during the current quarter. We also will take a one-time charge for severance expenses and other costs related to the restructuring such as early termination costs for certain leases,” said Kurt Gordon, Chief Financial Officer.

“After two years and 20 acquisitions, a retooling of our organization was needed and we are pleased with how things are starting to shape up,” said Jay Wright, Chairman and CEO of MobilePro. “If we can reach our target of $5 million of savings, that would translate into approximately a penny a share in incremental benefit to our P&L. As importantly, we believe the new organization will be better integrated to allow us to leverage our core brand names, MobilePro, Closecall, Nationwide and Neoreach, provide even more responsive customer service (including better access to our full suite of telecommunications products), and facilitate the flow of information within the organization. We will also be looking to leverage Jim Magruder’s knowledge and some existing assets we have to develop a new VOIP platform to complement our CommPartners relationship and better position us to serve the emerging VO-WiFi market. In sum, these are some major initiatives for MobilePro.”

“I would also like to thank Bruce Sanguinetti for his leadership during Neoreach Wireless’ first year,” said Wright. “I wish him well in his future endeavors.”

About MobilePro Corp.
MobilePro Corp. is one of North America’s leading wireless broadband companies, serving over 20,000 wireless broadband customers through its subsidiaries NeoReach Wireless and Kite Broadband. The company, based in Bethesda, Md., is focused on creating shareholder value by acquiring and growing profitable telecommunications companies, developing innovative wireless technologies and forging strategic alliances with well-positioned companies in complementary product lines and industries. MobilePro serves over 200,000 total customers throughout the United States with a broad array of telecommunications services.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm.

For more information regarding MobilePro, contact MobilePro CEO Jay Wright at (301) 315-9040, e-mail: jwright22@closecall.com. For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about MobilePro can be found at http://www.mobileprocorp.com. An online investor kit including copies of press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-KSB for the fiscal year ended March 31, 2005 and its Forms 10-QSB for the quarters ended June 30, 2005 and September 30, 2005 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future. Specifically, estimates of potential cost savings are estimates, not guarantees, and actual savings may be lower than, equal to or higher than stated estimates.